Exhibit 4.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of August 25, 2008, by and between Canadian Superior Energy Inc., a corporation incorporated under the laws of Alberta (the “Company”), and the several purchasers identified in the attached Exhibit A (individually, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A.           The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

B.           The Purchasers wish to purchase from the Company, and the Company wishes to sell and issue to the Purchasers, upon the terms and conditions stated in this Agreement: (i) up to an aggregate of 8,750,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”); and (ii) warrants in the form attached hereto as Exhibit B to purchase up to an aggregate of 4,375,000 shares of Common Stock (the “Warrants”). Solely for descriptive purposes as set forth herein, the Securities may be denominated in “Units”, with each Unit consisting of one Share and one Warrant exercisable for one-half (1/2) of one Share of Common Stock. Subject to the transfer restrictions set forth herein, the Shares and the Warrants will immediately separate upon issuance. The shares of Common Stock underlying the Warrants shall be referred to herein as the “Warrant Shares,” and the Shares, the Warrants and the Warrant Shares shall be referred to herein as the “Securities.”

C.           Subject to the terms and conditions set forth herein, 8,750,000 Units will be issued and sold to the Purchasers on the Closing Date (as defined below) for a per Unit purchase price equal to USD $4.00 (the “Per Unit Purchase Price”), or USD $35,000,000 in the aggregate.

D.           Contemporaneously with the sale of the Securities, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

AGREEMENT

In consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a)         “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(b)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

(c)         “Majority Purchasers” shall mean Purchasers holding a majority of the Securities issued hereunder.

(d)         “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the date hereof, among the Company and the Purchasers.

(e)         “Registration Statement” shall mean any registration statement to be filed by the Company pursuant to Registration Rights Agreement.

(f)         “SEC Documents” shall mean: (i) the Company’s Annual Report on Form 40-F for the year ended December 31, 2007; and (ii) any other statement, report, registration statement or definitive proxy statement filed by the Company with the SEC following the date hereof.

(g)         “Transaction Agreements” shall mean this Agreement, the Warrants and the Registration Rights Agreement.

2.	Purchase and Sale of Securities.

2.1            Purchase and Sale.  Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly with the other Purchasers, hereby agrees to purchase from the Company, at the Closing (as defined below), the number of Units set forth opposite the name of such Purchaser under the heading “Number of Securities to be Purchased” on Exhibit A hereto, for a per Unit purchase price equal to the Per Unit Purchase Price. The total purchase price payable by each Purchaser for the Units that such Purchaser is hereby agreeing to purchase at the Closing is set forth opposite the name of such Purchaser under the heading “Aggregate Purchase Price ” on Exhibit A hereto (such Purchaser’s “Purchase Price”).

2.2            Closing.  Upon confirmation that all of the conditions to closing specified in Sections 5.1 and/or 5.2 have been satisfied or duly waived by the Purchasers and/or the Company, as applicable, the Company shall deliver to Borden Ladner Gervais LLP, counsel to the Company, in trust, a certificate or certificates, each registered in the Purchasers’ respective names, representing the Securities to be purchased by such Purchasers, with instructions that such certificates are to be held for release to the Purchasers only upon payment in full of the Purchase Price to the Company by all the Purchasers.  Upon such receipt by Borden Ladner Gervais LLP of such certificates, each Purchaser shall promptly, but no more than one Business Day thereafter, cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in the amount representing such Purchaser’s Purchase Price as set forth on Exhibit A hereto.  On the date (the “Closing Date”) the Company receives the Purchase Price from all of the Purchasers, the certificates evidencing the Securities shall be released to the Purchasers (the “Closing”).  The Closing shall take place at the offices of Borden Ladner Gervais LLP, 1000 Canterra Tower, 400 Third Avenue S.W., Calgary, Alberta, Canada T2P-4H2, or at such other location and on such other date as the Company and the Purchasers shall mutually agree.

3.	Representations and Warranties of the Company.

Except as otherwise described in the SEC Documents or in the Disclosure Schedules delivered herewith (and dated as of the date of this Agreement), the Company hereby represents and warrants to each of the Purchasers as follows:

3.1            Financial Statements. The financial statements of the Company included in the SEC Documents, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with accounting principles generally accepted in Canada with a reconciliation to generally accepted accounting principles in the United States  (“GAAP”) applied on a consistent basis throughout the periods involved. No other financial statements or schedules are required to be included in the SEC Documents. Any disclosures contained in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations), or any other relationships with unconsolidated entities or other persons, that may have a material effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

3.2            No Material Adverse Change in Business. Since December 31, 2007: (a) there has been no material adverse change, or any development that would be reasonably expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings or business affairs of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”); (b) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries taken as a whole; and (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

3.3            Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of Alberta and has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and to enter into and perform its obligations under the Transaction Agreements; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

3.4            Good Standing of Subsidiaries. Each subsidiary of the Company has been duly formed and is validly existing as a corporation in good standing under the laws of the jurisdiction of its formation, has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents, and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect; all of the issued and outstanding securities of each of the Company’s subsidiaries have been duly authorized and are validly issued, fully-paid and non-assessable and are owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the securities of any subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

3.5            Capitalization. As of the Closing, the authorized capital stock of the Company consisted of unlimited shares of common stock (the “Common Stock”), and unlimited shares of preferred stock (the “Preferred Stock”). As of immediately following the Closing:

     (a)         The issued and outstanding capital stock of the Company will consist of: (x) 157,650,169 shares of Common Stock; and (y) 8,750 shares of Preferred Stock; and

     (b)         The Company will have: (x) an aggregate of 15,177,119 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Company’s outstanding option plans and employee stock purchase programs (collectively, the “Option Plans”); and (y) 4,375,000 Warrant Shares reserved for issuance upon the exercise of the Warrants.

Except for the Warrants and options granted under the Option Plans, the Company does not have outstanding any options to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock. All of the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non assessable, and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

3.6            Authorization of Agreement. The Company has full corporate power and authority to: (a) enter into the Transaction Agreements and to consummate the transactions contemplated hereby and thereby; and (b) authorize, execute, issue, and deliver the Securities as contemplated by the Transaction Agreements. The Transaction Agreements have been duly authorized, executed and delivered by the Company, and constitute legal and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.7            Authorization of the Securities.

     (a)         The Shares to be issued at the Closing have been duly authorized and reserved for issuance and sale to the Purchasers pursuant to this Agreement, and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, the Shares will be duly and validly issued and fully paid and non-assessable.

     (b)         The Warrant Shares underlying the Warrants to be issued at the Closing have been duly and validly authorized and reserved for issuance upon exercise of the Warrants to be issued at the Closing, and, when issued and delivered by the Company pursuant to the such Warrants against payment of the consideration set forth therein, the Warrant Shares will be duly and validly issued and will be fully paid and non-assessable.

     (c)         No holder of the Securities will be subject to personal liability by reason of being such a holder, and the issuance of the Securities is not and will not be subject to preemptive or other similar rights of any securityholder of the Company.

3.8            Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its charter or bylaws, or (B) except for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”) and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and compliance by the Company with its obligations hereunder, have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not be reasonably likely to result in a Material Adverse Effect), nor will such action result in (C) any violation of the provisions of the charter or by-laws of the Company or any subsidiary or (D) except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, a violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary of the Company.

3.9            Absence of Labor Dispute. No material labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

3.10          Absence of Proceedings. There is no claim, action, suit, proceeding, inquiry, audit, review or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company, or, to the knowledge of the Company, otherwise involving the Company or any subsidiary of the Company which is required to be disclosed in the SEC Documents (other than as disclosed therein), or which would be reasonably likely to result in a Material Adverse Effect, or which would be reasonably likely to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the SEC Documents, including ordinary routine litigation incidental to the Company’s conduct of its business, would not be reasonably likely to result in a Material Adverse Effect.

3.11          Absence of Rulemaking or Similar Proceedings. To the Company’s knowledge, there are no rulemaking or similar proceedings before any federal, state, local or foreign governmental bodies that regulate the Company’s or any of its subsidiaries’ activities, which would reasonably be expected to have a Material Adverse Effect.

3.12          Accuracy of Descriptions and Exhibits. There are no statutes, regulations, contracts or documents which are required to be described in the SEC Documents or to be filed as exhibits thereto which have not been so described and filed as required.

3.13          Intellectual Property. The Company and its subsidiaries own or license or have rights to use, make, sell, and otherwise exploit, all Intellectual Property necessary for the conduct of the Company’s business as now conducted except as such failure to own or license such rights would not have a Material Adverse Effect. To the knowledge of the Company, there is no infringement, misappropriation or violation by other parties of any Intellectual Property described in the preceding sentence, except as such infringement, misappropriation or violation would not reasonably be expected to have a Material Adverse Effect. There is no pending, or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others to which the Company or any of its subsidiaries is a party, or to the knowledge of the Company, otherwise challenging the Company’s or its subsidiaries’ rights in or to, or exploitation of, any such Intellectual Property, and the Company has no knowledge of any facts which would form a reasonable basis for any such claim. The Intellectual Property owned by the Company and, to the knowledge of the Company, the Intellectual Property licensed to the Company have not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, and the Company has no knowledge of any facts which would form a reasonable basis for any such claim. There is no pending or to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company has not received any written notice of such claim and has no knowledge of any other fact which would form a reasonable basis for any such claim. To the Company’s knowledge, no employee or independent contractor of the Company is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer or independent contractor where the basis of such violation relates to such employee’s employment or independent contractor’s engagement with the Company or actions undertaken while employed or engaged with the Company, except as such violation would not reasonably be expected to have a Material Adverse Effect. “Intellectual Property” shall mean all patents, patent rights, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures owned, licensed or used by the Company.

3.14          Absence of Further Requirements. Except for such approvals as may be required by the Toronto Stock Exchange or the American Stock Exchange (which the Company will obtain prior to Closing), no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as: (a) have been already obtained or made; or (b) as may be required under the Securities Act, the rules and regulations promulgated thereunder or state securities laws.

3.15          Absence of Manipulation. Neither the Company nor, to the knowledge of the Company any affiliate of the Company has taken, nor will the Company or, to the knowledge of the Company, any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

3.16          Possession of Licenses and Permits. The Company and its subsidiaries possess such regulatory and quasi-regulatory permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received notice of any proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

3.17          Regulatory Authorities.  Each of the Company and its subsidiaries: (A) is and at all times has been in material compliance with all statutes, rules or regulations applicable to the Company (“Applicable Laws”); (B) has not received any correspondence or notice from any Canadian, U.S. federal or state or foreign governmental authority having authority over the Company (“Governmental Authority”) alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (C) possesses all Authorizations (except as would not reasonably be expected to have a Material Adverse Effect) and such Authorizations are valid and in full force and effect and are not in material violation of any term of any such Authorizations (except as would not reasonably be expected to have a Material Adverse Effect); (D) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product, operation or activity is in violation of any Applicable Laws or Authorizations and have no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (E) has not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such Governmental Authority is considering such action; and (F) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

3.18           Title to Property. The Company and each of its subsidiaries have good and marketable title to all real property owned by the Company and such subsidiary and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as would not, singly or in the aggregate, materially adversely affect the value of such property, and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, taken as a whole, and under which the Company or any of its subsidiaries holds properties described in the SEC Documents, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

3.19          Investment Company Act. The Company is not required, and upon the issuance and sale of the Securities as contemplated hereunder or under the Warrants will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.20          Environmental Laws. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws (except where the absence of such permits, authorizations and approvals would not reasonably be expected to have a Material Adverse Effect) and are each in compliance with their requirements in all material respects, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

3.21          Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered pursuant to the SEC Documents or otherwise registered by the Company under the Securities Act or any applicable securities law, including the laws of Alberta or Canada.

3.22          Accounting Controls. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded value for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.23          Insurance. The Company and its subsidiaries carry, or are covered by, insurance issued by insurers in such amounts and covering such risks as the Company has determined is reasonably adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries; and neither the Company nor any of its subsidiaries has (i) received written notice from any insurer or agent of such insurer that material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business. All such insurance is outstanding and duly in force on the date hereof (except where failure would not reasonably be expected to have a Material Adverse Effect).

3.24          Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the SEC Documents and that is not so described therein.

3.25          Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee acting on behalf of the Company or any of its subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.26          Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.27          F-3 and F-10 Eligibility. The Company is eligible to use Form F-3 and Form F-10 to register the Registrable Securities (as such term is defined in the Registration Rights Agreement) for resale by the Purchasers as contemplated by the Registration Rights Agreement, according to the eligibility requirements for the use of such forms in transactions involving secondary offerings.

3.28          Insider Trading. The Company has a written insider trading policy applicable to all officers and directors of the Company.

3.29          Certifications. The Chief Executive Officer and the Chief Operating Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14(a), Rule 13a-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350). Such certifications contain no qualifications or exceptions to the matters certified therein other than such qualifications or exceptions as are part of the standard form of certification promulgated by the SEC, and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company is otherwise in compliance in all material respects with all applicable provisions currently in effect of the Sarbanes-Oxley Act and the rules and regulations issued thereunder by the SEC.

3.30          Taxes. The Company and each of its subsidiaries have timely filed all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company or any of its subsidiaries is contesting in good faith or which are not material. There is no pending dispute with any taxing authority relating to any of such returns and the Company has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of the Company or any of its subsidiaries for which there is not an adequate reserve reflected in the Company’s financial statements included in the SEC Documents.

3.31          Stock Options. All Company options have been appropriately authorized by the board of directors of the Company or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. No Company options have been retroactively granted, or the exercise price of any Company option determined retroactively. All Company options have been properly accounted for by the Company in accordance with GAAP, and no change is expected in respect of any prior Company Financial Statement relating to expenses for stock compensation. There is no pending audit, investigation or inquiry by any governmental agency or by the Company with respect to the Company’s stock option granting practices or other equity compensation practices.

3.32          Listing on the Toronto Stock Exchange and the American Stock Exchange. The Common Stock of the Company is listed on the Toronto Stock Exchange and the American Stock Exchange under the ticker symbol “SNG.” The Company is in compliance with the listing requirements of the Toronto Stock Exchange or the American Stock Exchange. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be (except as a result of minimum trading price requirements), in compliance with all such listing requirements.

3.33           Private Placement.  Assuming the accuracy of the Purchasers’ representations and warranties under Section 4, the offer and sale of the Securities to the Purchasers as contemplated hereby is exempt from the registration requirements of the Securities Act.

4.           Representations and Warranties of the Purchasers.

Each Purchaser severally for itself, and not jointly with the other Purchasers, represents and warrants to the Company as follows:

4.1            Authorization.  All action on the part of such Purchaser and, if applicable, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated therein has been taken.  When executed and delivered, each of the Transaction Agreements will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  Such Purchaser has all requisite corporate power to enter into each of the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements.  Such Purchaser has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of an investment in the Shares for an indefinite period of time.

4.2            Purchase Entirely for Own Account.  Such Purchaser is acquiring the Securities being purchased by it hereunder for investment, for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act. Such Purchaser has not entered into an agreement or understanding with any other party to resell or distribute such shares.

4.3            Investor Status; Etc.  Such Purchaser certifies and represents to the Company that it is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Securities.  Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment.  Such Purchaser has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Securities and has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

4.4            Securities Not Registered.  Such Purchaser understands that the Securities have not been registered under the Securities Act or any applicable securities law, by reason of their issuance by the Company in a transaction exempt from the registration requirements therefrom, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.  The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may, in certain cases, afford the basis for sales only in limited amounts.

4.5            No Conflict.  The execution and delivery of the Transaction Agreements by such Purchaser and the consummation of the transactions contemplated thereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser, (ii) any material agreement or instrument, permit, franchise, or license or (iii) any judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

4.6            Consents.  All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the Closing Date.

5.	Conditions Precedent.

5.1            Conditions to the Obligation of the Purchasers to Consummate the Closing.  The obligation of each Purchaser to consummate the Closing and to purchase and pay for the Securities being purchased by it pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

     (a)         The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that, in the case of any representation and warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.1(a)).

     (b)         The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated herein to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

     (c)         The Registration Rights Agreement and the Warrants shall have been executed and delivered by the Company.

     (d)         The Company shall have performed all obligations and conditions herein and therein required to be performed or observed by the Company on or prior to the Closing Date.

     (e)         No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

     (f)         The purchase of and payment for the Securities by the Purchasers shall not be prohibited by any law or governmental order or regulation.  All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

     (g)         All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to such Purchaser, and such Purchaser shall have received such certificates of the Company’s officers as such Purchaser may have reasonably requested in connection with such transactions.

5.2            Conditions to the Obligation of the Company to Consummate the Closing.  The obligation of the Company to consummate the Closing and to issue and sell to each of the Purchasers the Securities to be purchased by it at the Closing is subject to the satisfaction of the following conditions precedent:

     (a)         The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the  Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of each Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.2(a)).

     (b)         The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated herein to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

     (c)         The Registration Rights Agreement shall have been executed and delivered by each Purchaser.

     (d)         The Purchasers shall have performed all obligations and conditions herein required to be performed or observed by the Purchasers on or prior to the Closing Date.

     (e)         No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

     (f)         The sale of the Securities by the Company shall not be prohibited by any law or governmental order or regulation.  All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

     (g)         Each of the other Purchasers shall have purchased, in accordance with this Agreement, the number of Units set forth opposite its name under the heading “Number of Securities to be Purchased.”

     (h)         All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Company.

6.	Transfer, Legends.

6.1            Securities Law Transfer Restrictions.

     (a)         Each Purchaser understands that, except as provided in the Registration Rights Agreement, the Securities have not been registered under the Securities Act or any other applicable securities laws. Accordingly, each Purchaser agrees that it will not sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”), the Securities, nor will such Purchaser engage in any hedging or other transaction which is designed to or could be reasonably expected to lead to or result in a Disposition of Securities by such Purchaser or any other person or entity, unless: (i) the Securities are registered under the Securities Act; (ii) such Purchaser shall have delivered to the Company an opinion of counsel in form, substance and scope reasonably acceptable to the Company, to the effect that registration is not required under the Securities Act or any applicable securities law due to the applicability of an exemption therefrom, (iii) the Disposition of Securities is in compliance with Rule 144 under the Securities Act or is made inside Canada after four months from the Closing Date, or (iv) the Disposition of Securities is to a partner, stockholder, member or an affiliate of the Purchaser for no additional consideration.  Each Purchaser is aware of Rule 144 under the Securities Act and the restrictions imposed thereby.  Each Purchaser acknowledges and agrees that no sales of the

Securities may be made under the Registration Statements and that the Securities are not transferable on the books of the Company unless the certificates submitted to the transfer agent representing the Securities is accompanied by a separate Purchaser’s Certificate of Subsequent Sale in the form of Exhibit D hereto and executed by an officer of, or other authorized person designated by, the Purchaser.

     (b)         Each Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Securities, or possession or distribution of offering materials in connection with the issue of Securities, in any jurisdiction outside of the United States where action for that purpose is required.  Each Purchaser outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense.

6.2            Legends.

     (a)         Each certificate representing any of the Securities shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Securities represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THE SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY: (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL OR STATE LAWS AND REGULATIONS, (C) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND ANY APPLICABLE STATE SECURITIES LAWS OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS, AFTER PROVIDING AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE COMPANY TO THAT EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS OF STOCK EXCHANGES IN CANADA. IF THE SECURITIES REPRESENTED HEREBY ARE SOLD AT THE TIME THE COMPANY IS A “FOREIGN ISSUER” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, A NEW CERTIFICATE, BEARING NO LEGEND MAY BE OBTAINED FROM THE COMPANY’S TRANSFER AGENT AND REGISTRAR UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE COMPANY’S TRANSFER AGENT AND THE COMPANY, TO THE EFFECT THAT THE SALE IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.”

In addition, each certificate representing any of the Securities will bear the following legend in respect of resales in Canada:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE.”

     (b)         After the earlier of: (i) the effectiveness of any Registration Statement and receipt by the Company of a Purchaser’s written confirmation that the Shares or Warrant Shares covered thereby will not be disposed of except in compliance with the prospectus delivery requirements of the Securities Act; or (ii) the date the Shares or Warrant Shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or other applicable securities laws, the Company shall, upon such Purchaser’s written request, promptly cause certificates evidencing such Shares or Warrant Shares to be replaced with certificates that do not bear such restrictive legends.  When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to a Purchaser within three Business Days following submission by that Purchaser of legended certificate(s) to the Company’s transfer agent, together with a representation letter in customary form, the Company shall be liable to the Purchaser for liquidated damages in an amount equal to 1% of the aggregate purchase price of the Shares or Warrant Shares evidenced by such certificate(s) for each 30-day period or portion thereof (on a pro rata basis following the first such 30-day period) beyond such three Business Day period that the unlegended certificates have not been so delivered.  The Company’s obligation to issue unlegended certificates pursuant to this Paragraph 6.2(b) shall be excused if: (i) the SEC promulgates any rule or interpretation expressly prohibiting removal of legends in such circumstances; (ii) the SEC or other regulatory authority instructs the Company or its transfer agent not to remove such legends; or (iii) the SEC makes it a condition to the effectiveness of any Registration Statement to that the Company continue to keep such legends in place.

     (c)         Notwithstanding the removal of legends as provided in Paragraph 6.2(b), until a Purchaser’s Shares or Warrant Shares are sold pursuant to a Registration Statement or are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act, the Purchaser shall continue to hold such Shares and Warrant Shares in the form of a definitive stock certificate and shall not hold the same in street name or in book-entry form with a securities depository.

7.	Covenants and Agreements of the Company.

7.1           Reports.  The Company will furnish to the Purchasers and/or their assignees such information relating to the Company and its subsidiaries as from time to time may reasonably be requested by the Purchasers and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Purchasers, or to advisors to or representatives of the Purchasers, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Purchasers, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Purchaser wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.2           No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under the Transaction Agreements.

7.3           Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.4            Listing of Underlying Shares and Related Matters.  The Company shall take all necessary action to cause the Shares and the Warrant Shares to be listed on the Toronto Stock Exchange and the American Stock Exchange no later the earlier of (i) the effective date of the Registration Statement or (ii) four months after the Closing.  In addition, if the Company applies to have shares of its Common Stock or other securities traded on any other principal stock exchange or market, the Company shall include in such application the Shares and the Warrant Shares and will take such other action as is necessary to cause such Shares and the Warrant Shares to be so listed.  The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on the Toronto Stock Exchange and the American Stock Exchange and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.5            Equal Treatment of Purchasers.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Agreements unless the same consideration is also offered to all of the parties to the Transaction Agreements.  For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

7.6            Termination of Certain Covenants.  The provisions of Sections 7.1 through 7.4 shall terminate and be of no further force and effect on the earlier of: (i) the mutual consent of the Company and the Majority Purchasers; or (ii) the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) have terminated.

8.	Miscellaneous Provisions.

8.1            Public Statements or Releases.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Purchasers) or the Majority Purchasers (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchasers, as the case may be, shall allow the Purchasers or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  By 8:30 a.m. (New York City time) on the trading day immediately following the Closing Date, the Company shall issue a press release disclosing the transactions contemplated by this Agreement.  In addition, the Company will make such other filings and notices relating to the Transaction Agreements and the transactions contemplated thereby in the manner and time required by the SEC or the Toronto Stock Exchange or the American Stock Exchange.

8.2            Further Assurances.  Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.3            Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.

 The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.4            Pronouns.  All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.5            Notices.  Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

     (a)       All correspondence to the Company shall be addressed as follows:

Canadian Superior Energy Inc. 3200, 500 – 4th Avenue SW Calgary, AB T2P 2V6 ATTN: Chief Executive Officer

with a copy (not constituting notice) addressed to:

Borden Ladner Gervais LLP 1000 Canterra Tower 400 Third Avenue S.W. Calgary, AB T2P 4H2 ATTN: John J. Poetker, Esq.

     (b)       All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in Exhibit A, with a copy (not constituting notice) addressed to:

Howard Rice Nemerovski Canady Falk & Rabkin A Professional Corporation Three Embarcadero Center Seventh Floor San Francisco, CA 94111 ATTN: Mark D. Whatley, Esq.

     (c)       Any entity may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

8.6            Captions.  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

8.7            Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.8            Governing Law. THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

8.9            Amendments. This Agreement may not be amended or modified except pursuant to an instrument in writing signed by the Company and the Majority Purchasers.

8.10          Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.11          Expenses.  Each party will bear its own costs and expenses in connection with this Agreement; provided, however that the Company shall pay the reasonable fees and expenses of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, counsel for Steelhead Partners, LLC (an affiliate of Steelhead Navigator Master, L.P., one of the Purchasers), in an amount not to exceed $20,000.

8.12          Assignment.  The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party.  No party may assign its rights or obligations under this Agreement or designate another person: (i) to perform all or part of its obligations under this Agreement; or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, however, that a Purchaser may assign its rights hereunder with respect to any Securities transferred to a “Qualified Holder” pursuant to and in compliance with Section 12 of the Registration Rights Agreement, and may designate such Qualified Holder to perform the duties of the Purchaser hereunder with respect to such transferred Securities; provided, further that irrespective of such transfer and designation the Purchaser shall remain obligated hereunder with respect to all of such Purchaser’s purchased Securities.  In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

8.13          Survival.  The respective representations and warranties given by the parties hereto, and the other covenants and agreements contained herein, shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of two years, without regard to any investigation made by any party.

8.14          Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A facsimile, telecopy or electronic reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or by electronic transmission pursuant to which the signature of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

8.15          Entire Agreement.  This Agreement, the Warrant and the Registration Rights Agreement constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.  No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Majority Purchasers.

8.16           Termination. Notwithstanding anything contained herein to the contrary, if the Closing has not occurred on or before September 25, 2008, this Agreement may be terminated at the election of either the Company or the Majority Purchasers; provided, however, that the right to terminate this Agreement under this Section 8.16 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes material breach of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

CANADIAN SUPERIOR ENERGY INC.

By:
Name: Craig McKenzie
Title: Chief Executive Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

STEELHEAD NAVIGATOR MASTER, L.P.

By:	STEELHEAD OFFSHORE PARTNERS, LLC, its General Partner
By: Steelhead Partners, LLC, its sole Member

By Carol Lokey, Chief Financial Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

Buyer:	Micro Cap Partners, L.P.
By:	Palo Alto Investors, LLC, its general partner

By:
Name:	Mark Shamia
Title:	Chief Operating Officer

Buyer:	UBTI Free, L.P.
By:	Palo Alto Investors, LLC, its general partner

By:
Name:	Mark Shamia
Title:	Chief Operating Officer

Buyer:	Palo Alto Small Cap Master Fund, L.P.
By:	Palo Alto Investors, LLC, its general partner

By:
Name:	Mark Shamia
Title:	Chief Operating Officer

Buyer:	Palo Alto Global Energy Master Fund, L.P.
By:	Palo Alto Investors, LLC, its general partner

By:
Name:	Mark Shamia
Title:	Chief Operating Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

TALKOT CAPITAL LLC

By:
Name:
Title:

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Exhibit A

SCHEDULE OF PURCHASERS

Purchaser Name and Address	Number of Securities to be Purchased (in Units)	Aggregate Purchase Price (in U.S. Dollars)
Steelhead Navigator Master, L.P. 1301 – 1st Avenue, Suite 201 Seattle, WA 98101	7,000,000	$28,000,000
Palo Alto Small Cap Master Fund, L.P. 470 University Avenue Palo Alto, CA 94301	764,470	$3,057,880
Palo Alto Global Energy Master Fund, L.P. 470 University Avenue Palo Alto, CA 94301	411,500	$1,646,000
Micro Cap Partners, L.P. 470 University Avenue Palo Alto, CA 94301	292,426	$1,169,704
UBTI Free, L.P. 470 University Avenue Palo Alto, CA 94301	31,604	$126,416
Talkot Capital LLC 2400 Bridgeway, Suite 300 Sausalito, CA 94965-2851	250,000	$1,000,000
TOTAL	8,750,000	$35,000,000

Exhibit B

FORM OF WARRANT

Exhibit C

REGISTRATION RIGHTS AGREEMENT

Exhibit D

PURCHASER’S CERTIFICATE OF SUBSEQUENT SALE

Attention:	Canadian Superior Energy Inc. Chief Financial Officer

The undersigned, [an officer of, or other person duly authorized by]  ___________________________________________________________  [fill in official name of individual or institution] hereby certifies that he/she [said institution] is the Purchaser of the Securities evidenced by the attached certificate(s), and as such, sold the shares on _____________________ in accordance with the Registration Statement number ________________________ [fill in the number of or otherwise identify Registration Statement] and the requirement of delivering a current prospectus forming a part of such Registration Statement has been complied with in connection with such sale.

Print or Type:

Name of Purchaser (Individual or Institution):	___________________________
Name of Individual Representing Purchaser (if an institution):	___________________________
Title of Individual Representing Purchaser (if an institution):	___________________________

Signature by:

Individual Purchaser or Individual Representing Purchaser:	___________________________